                      SUBSIDIARIES STOCK PURCHASE AGREEMENT

                                      AMONG

                            NOBLE TECHNOLOGIES, INC.,

                          NOBLE METAL PROCESSING, INC.,

                           NOBLE INTERNATIONAL, LTD.,

                                       AND

                               S.E.T. STEEL, INC.


                                FEBRUARY 14, 2001

                      SUBSIDIARIES STOCK PURCHASE AGREEMENT

         This Subsidiaries Stock Purchase Agreement (this "Agreement"), dated February 14, 2001, and retroactively effective as of February 1, 2001 (the "Effective Date"), is between Noble Technologies, Inc. a Michigan corporation ("Technologies"), Noble Metal Processing, Inc., a Michigan corporation ("Processing," and, collectively with Technologies, the "Sellers"), S.E.T. Steel, Inc., a Michigan corporation (the "Purchaser"), and, solely for the purposes of Article IV and Article V below, Noble International, Ltd., a Delaware corporation ("Noble"). The Sellers and the Purchaser are referred to in this Agreement together as the "Parties" and individually as a "Party."

                                   BACKGROUND

         A. Technologies is the owner of 3,582 shares (the "NMF Shares") of the capital stock of Noble Metal Forming, Inc., a Michigan corporation ("NMF"), and Processing is the owner of 5,000 shares (the "Midwest Shares") of the capital stock of Noble Metal Processing - Midwest, Inc., a Michigan corporation ("Midwest"). NMF and Midwest are hereinafter individually referred to as an "Acquired Company" and collectively referred to as the "Acquired Companies." The NMF Shares and the Midwest Shares are hereinafter collectively referred to as the "Acquired Stock."

         B. The Purchaser desires to purchase from Technologies the NMF Shares and to purchase from Processing the Midwest Shares, Technologies desires to sell the NMF Shares to the Purchaser, and Processing desires to sell the Midwest Shares to the Purchaser, in each case on the terms and conditions set forth in this Agreement.

         C. The Purchaser, the Sellers, and Noble are executing an Investment Agreement dated as of the date hereof (the "Investment Agreement") contemporaneously with this Agreement. This Agreement is an Operative Agreement as defined in the Investment Agreement. If there is any conflict between the provisions of the Investment Agreement and the provisions of this Agreement, the provisions of the Investment Agreement will control.

                                    AGREEMENT

                                    ARTICLE I
                     PURCHASE AND SALE OF SHARES AND CLOSING





         1.1 PURCHASE AND SALE. Upon and subject to the terms and conditions of this Agreement, Technologies will sell, convey, transfer, assign and deliver the NMF Shares to the Purchaser, and Processing will sell, convey, transfer, assign and deliver the Midwest Shares to the Purchaser, in each case free and clear of all Liens, except as provided in the next sentence, and the Purchaser will purchase the NMF Shares from Technologies and the Midwest Shares from Processing, in each case as of the Effective Date. The Purchaser acknowledges that the Acquired Stock is, and after the Closing will remain, pledged to Comerica Bank pursuant to that certain Amended and Restated Pledge Agreement dated as of May 27, 1999 (the "Pledge Agreement"), executed and delivered by Noble pursuant to that certain Restated Revolving Credit Agreement dated as of May 27, 1999 (as amended, the "Credit Agreement") by and among Noble, certain Permitted Borrowers (as defined in the Credit Agreement), Comerica Bank and such other financial institutions which are or may from time to time become parties to the Credit Agreement (the "Lenders"), and Comerica Bank (the "Agent") in its capacity as agent for the Lenders (the lien of the Agent on the Acquired Stock and the assets of Noble and its subsidiaries (including the Sellers and the Acquired Companies) pursuant to the Pledge Agreement are hereinafter referred to as the "Comerica Lien"). Upon payment in full to the Agent of the Purchase Price Notes (as defined in Section 1.3(c) below) and the Revolving Credit Notes (as defined in the Investment Agreement), the Comerica Lien will be released with regard to the Acquired Stock and the assets of the Acquired Companies.

         1.2 PURCHASE PRICE. The purchase price payable by the Purchaser to Technologies for the NMF Shares is $14,671,293 (the "NMF Purchase Price"), and the purchase price payable by the Purchaser to Processing for the Midwest Shares is $12,508,527 (the "Midwest Purchase Price"). The NMF Purchase Price and the Midwest Purchase Price are hereinafter collectively referred to as the "Purchase Price."

         1.3 CLOSING; DELIVERY OF THE NOTE.

                  (a) Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Honigman Miller Schwartz and Cohn, LLP, 2290 First National Building, Detroit, Michigan, at 10:00 o'clock a.m., local time, on the date of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                  (b) At the Closing, in consideration of the Purchaser's delivery of the Technologies Purchase Price Note pursuant to Section 1.3(c), Technologies will deliver to the Purchaser a certificate representing the NMF Shares, together with a duly executed assignment separate from certificate for the NMF Shares. At the Closing, in consideration of the Purchaser's delivery of the Processing Purchase Price Note pursuant to Section 1.3(c), Processing will deliver to the Purchaser the certificate representing the Midwest Shares, together with a duly executed assignment separate from certificate for the Midwest Shares.

                  (c) At the Closing, the Purchaser will execute and deliver to Technologies a 120-day promissory note for the NMF Purchase Price, in substantially the form attached to this Agreement as Exhibit A-1 (the "Technologies Purchase Price Note"). At the Closing, the Purchaser will execute and deliver to Processing a 120-day promissory note for the Midwest Purchase Price, in substantially the form attached to this Agreement as Exhibit A-2 (the "Processing Purchase Price Note" and, collectively with the Technologies Purchase Price Note, the "Purchase Price Notes").


         1.4 CERTAIN DEFINITIONS; CONSTRUCTION AND INTERPRETATION.

                  (a) For purposes of this Agreement:

                           "Lien" means any pledge, lien (including any tax
lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another person of every nature and description whatsoever.

                           "Person" or "person" means an individual or any
corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other business organization, any legal entity, or a government or governmental entity.

                           "Sellers' Knowledge" means the knowledge of any one
or more of Technologies, Processing, NMF, Midwest or Noble.

                  (b) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof may arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Technologies represents and warrants to the Purchaser with regard to itself as a Seller, with regard to NMF as an Acquired Company and with regard to the NMF Shares, and Processing represents and warrants to the Purchaser with regard to itself as a Seller, with regard to Midwest as an Acquired Company and with regard to the Midwest Shares, as follows.

         2.1. ORGANIZATION OF THE ACQUIRED COMPANIES; QUALIFICATION; CAPITALIZATION.

                  (a) Each Acquired Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and (ii) has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted.

                  (b) Each Acquired Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which (i) property owned, leased or operated by it, or (ii) the nature of its business makes such qualification necessary.

                  (c) The NMF Shares represent all of the issued and outstanding shares of capital stock of NMF, and the Midwest Shares represent all of the issued and outstanding shares of capital stock of Midwest. The Acquired Stock is validly issued and outstanding, fully paid and nonassessable. The NMF Shares are owned beneficially and of record by Technologies, free and clear of all Liens other than the Comerica Lien. The Midwest Shares are owned beneficially and of record by Processing, free and clear of all Liens other than the Comerica Lien. Except for this Agreement and the other Operative Agreements (as defined in the Investment Agreement):

                           (i) none of the Acquired Companies has granted,
issued or entered into any security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (A) calls for the issuance, sale, pledge or other disposition of any capital stock or any securities convertible into, or exchangeable for, or other rights to acquire, any capital stock, or (B) obligates any Acquired Company to grant, offer or enter into any of the foregoing;

                           (ii) there are no outstanding phantom stock rights or
other equity-based rights issued by any Acquired Company;

                           (iii) there are no outstanding contractual
obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock; and

                           (iv) as of the date of this Agreement there are no
voting trusts, proxies or other agreements or understandings to which Noble, any Seller or any Acquired Company is a party with respect to the (A) voting of capital stock of any Acquired Company, (B) dividends or distributions on account of such capital stock, or (C) the transfer or disposition of such capital stock.

         2.2 AUTHORITY; NO VIOLATION OR CONSENT.

                  (a) Each Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not and will not:

                           (i) conflict with or result in any breach of any
provision of the Certificate of Incorporation, Articles of Incorporation, or bylaws of either Seller or any Acquired Company, or the terms of any agreement or other instrument to which either Seller or any Acquired Company is a party or by which any of them or their respective property may be bound;

                           (ii) conflict with, result in a breach of any
provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which either Seller or any Acquired Company is a party or to which any of them or their respective property is subject;

                           (iii) result in the creation of any Lien upon, or any
Person obtaining the right to acquire, any of the Acquired Stock or of any of the assets of any Acquired Company;

                           (iv) violate or conflict with any law, ordinance,
code, rule, regulation, decree, order or ruling of any court or governmental authority, to which any Acquired Company or any of its assets or any of the Acquired Stock is subject;

                           (v) require any authorization, consent, order, permit
or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or

                           (vi) except for the consent of the Agent (which each
Seller represents and warrants has been obtained), require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Person to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated by this

Agreement or to the operation of any Acquired Company's business after the Closing Date substantially as operated prior thereto.

         2.3 NO SUBSIDIARIES OR INVESTMENTS. None of the Acquired Companies owns, beneficially or of record, directly or indirectly, any outstanding voting stock, capital stock, partnership interests or other equity interests of any other Person.

         2.4 FINANCIAL STATEMENTS. Schedule 2.4 contains the unaudited balance sheets as of December 31, 2000 and January 31, 2001 and related income statements and statements of cash flows for each Acquired Company (collectively, the "Financial Statements"). The Financial Statements have been internally prepared by the Sellers in accordance with the accounting principles described in Schedule 2.4, consistently applied, and are consistent with the Sellers' books and records. The accounting principles and methods used in the preparation of the Financial Statements are consistent with the prior principles and methods used by the Sellers in the preparation of their internal financial statements. The allocations of expenses made in the income statements included in the Financial Statements to the Acquired Companies from the expenses of Noble and its consolidated subsidiaries have been made in a manner consistent with past practices of Noble. The Financial Statements fairly present the financial condition and results of operations of each Acquired Company as of the dates and for the periods indicated. The accounts receivable shown in the Financial Statements have arisen from bona fide transactions in the ordinary course of business.

         2.5 INTERCOMPANY DEBT. There is no debt to Noble or any of its affiliates, including either Seller, for which any Acquired Company will be liable after the Closing Date.

         2.6 REAL ESTATE AND TANGIBLE PERSONAL PROPERTIES; TITLE.

                  (a) Schedule 2.6 lists any lease pursuant to which each Acquired Company leases real estate as lessee or lessor. The buildings, facilities, machinery, equipment (other than de-commissioned machinery and equipment in storage or held for possible future use), furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the business or operations of either Acquired Company (the "Tangible Property") are free of any material structural or engineering defects.

                  (b) Except for the Comerica Lien, the Acquired Companies have good, valid and marketable title to the Tangible Property, free and clear of all Liens except for (i) Liens for current Taxes, assessments or governmental charges not yet due or delinquent, (ii) those which do not, individually or in the aggregate, materially interfere with the use of items of Tangible Property or materially detract from their value, and (iii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded.

                  (c) Neither the whole nor any portion of the real estate described in this Section 2.6 is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority, body or other person or entity with or without payment of compensation therefor, nor, to Sellers' Knowledge, has any such condemnation, expropriation or taking been proposed.

                  (d) Schedule 2.6 also describes all real estate owned by NMF or Midwest (the "Owned Real Estate"). NMF or Midwest, as indicated on Schedule 2.6, has good, valid and marketable fee simple title to the Owned Real Estate, which is free and clear of all Liens.


         2.7 ENVIRONMENTAL MATTERS.

         (a) Each Acquired Company holds all Environmental Permits necessary to conduct their respective businesses as presently conducted. All such Environmental Permits are in full force and effect and each Acquired Company has timely made all appropriate filings and registrations where necessary for the issuance or renewal of such Environmental Permits. Schedule 2.7(a) hereto lists
(i) each Environmental Permit now held, (ii) the governmental entity which has jurisdiction with respect to such Environmental Permit, (iii) the entity which is required to hold such Environmental Permit and (iv) the effective date and duration of such Environmental Permit. Each Acquired Company is in material compliance with all terms and conditions of all such Environmental Permits and all Environmental Laws.

         (b) Except as set forth on Schedule 2.7(b), consummation of the transactions contemplated hereby will not require Purchaser or any Acquired Company to provide notice, obtain governmental approval or take any other actions in order to enable each Acquired Company to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws. None of the Sellers or the Acquired Companies has obtained information from regulatory agencies having jurisdiction or any other Person, which would lead a reasonable person or entity with knowledge of the facts and circumstances to believe that such Environmental Permits may not be issued, renewed, extended or reissued in due course and as requested without material cost or penalty.

         (c) Except as set forth on Schedule 2.7(c), there is not pending against any Acquired Company, or against either Seller or any of their affiliates with respect to the operations or properties of any Acquired Company, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing or any study, inquiry, proceeding or investigation (collectively, "Environmental Actions"), based on or related to any Environmental Permit or any Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any Regulated Substance, nor to Sellers' Knowledge, has any such Environmental Action been threatened within the last five years.

         (d) Except as set forth on Schedule 2.7(d), since October 1, 1998, none of the Acquired Companies has manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled or conducted any other activity involving, any Regulated Substance except in compliance in all material respects with Environmental Laws and Environmental Permits and in a manner that would not give rise to any liability or obligation under any Environmental Laws.

         (e) Except as set forth in Schedule 2.7(e), there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, agreements, omissions or plans relating to Sellers, any Acquired Company or, to Sellers' Knowledge, any third parties: (1) that will interfere with or prevent material compliance by any Acquired Company with Environmental Laws and the requirements of Environmental Permits, (2) that will give rise to any liability or other obligation under any Environmental Laws that will require any Acquired Company to incur any actual or potential Environmental Costs, or (3) that will form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any Acquired Company based on or related to any Environmental Matter or which will require any Acquired Company to incur any Environmental Costs.

         (f) There are, to Sellers' Knowledge, no underground or aboveground storage tanks, incinerators, surface impoundments, asbestos-containing materials, PCB's or lagoons at, on, under or within the real estate now or in the past owned or operated by any Acquired Company.

         (g) None of the Acquired Companies has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable, nor to Sellers' Knowledge is any Acquired Company otherwise liable, in connection with an Environmental Matter relating to any waste disposal site or other location allegedly containing, used for, or resulting from the disposal of, any Regulated Substances.

         (h) Since October 1, 1998, none of the Acquired Companies has used any waste disposal or waste treatment site, or otherwise disposed of or treated, transported for disposal or treatment, or arranged for the transportation for disposal or treatment of, any Hazardous Substances to any place or location in violation of any Environmental Laws. Since October 1, 1998, none of the Acquired Companies has generated, stored, disposed of, transported to or arranged for the transportation of any Hazardous Substances to a landfill or other facility, except those which are listed on Schedule 2.7(h)(1). None of the Acquired Companies has received, nor are any of the Sellers, any of the Acquired Companies, or Noble aware of, any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by any Acquired Company has been or may have been handled, stored, disposed of, placed or located. Except as set forth on Schedule 2.7(h)(2), none of the Acquired Companies has been requested or required by any governmental authority or any other person to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

         (i) There has been no release or other discharge by any Acquired Company at any time of any Regulated Substances at, on, or about, under or within the real estate currently leased, operated or controlled by any Acquired Company (other than pursuant to and in accordance with Environmental Permits held by them). Such real estate is not and never has been listed on the United States Environmental Protection Agency's National Priorities List, or any analogous state listing.

         (j) All real estate described at Section 2.6 is, to Sellers' Knowledge, in substantial compliance with all Environmental Laws.

         (k) As used in this Section 2.7:

                  (i) "Environmental Laws" means any currently applicable federal, state, local or foreign statutory or common law, and any rule, regulation, code, plan, ordinance, order, decree, judgment, permit, grant, franchise, concession, restriction, agreement, requirement or injunction issued, entered, promulgated or approved thereunder, relating to the environment, including, without limitation, any law relating to emissions, discharges, disseminations, releases or threatened releases of Regulated Substances into the environment (including, without limitation, air, surface water, groundwater and land surface or subsurface), or relating to the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment of disposal, or handling of Regulated Substances;

                  (ii) "Environmental Permits" means, collectively, permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws;

                  (iii) "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the applicable Acquired Company to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), fees, losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil, administrative or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter; and

                  (iv) "Environmental Matter" means any matter arising out of, relating to, or resulting from: (a) any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Regulated Substances into the air (indoor and outdoor), surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or (b) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Regulated Substances.

                  (v) "Hazardous Substances" will be construed to include any toxic or hazardous substance, pollutant, contaminant, material or waste, and any other constituent thereof, whether liquid, solid, semisolid, sludge, or gaseous, including chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, or under any other statute, law, regulation, order, code, rule, order, or decree.

                  (vi) "Regulated Substances" means any substance, compound or material regulated by or pursuant to any Environmental Law;

         2.8. OCCUPATIONAL SAFETY AND HEALTH. The Clinton Township, Michigan, Indianapolis, Indiana, and North Vernon, Indiana facilities of the Acquired Companies are maintained and operated in compliance with OSHA, any similar applicable state statute, and the rules and regulations promulgated thereunder.

         2.9 LEGAL PROCEEDINGS, ETC. There is no claim, suit, action, proceeding or investigation pending or, to Sellers' Knowledge, threatened against any Acquired Company before any court or governmental or regulatory authority or body, or any arbitral body; nor is there, to Sellers' Knowledge, any basis in fact for any such claim, suit, action, proceeding or investigation.

         2.10 TAXES.

                  (a) Each Acquired Company has duly and timely filed (or caused to be filed) all returns of Taxes (as defined below) required to be filed by it, respectively, on or prior to the Closing Date, and has timely paid all Taxes for all periods covered by such returns. All consolidated, combined or similar returns of Taxes required to be filed on or prior to the Closing Date that include (or are required to include) any Acquired Companies have been duly and timely filed on or prior to the Closing Date, and all Taxes for all periods covered by such returns have been timely paid. All returns of Taxes referenced in this Section 2.10(a) were correct and complete in all material respects.

                  (b) No action or proceeding for the assessment or collection of any Taxes is pending or proposed against any Acquired Company, either Seller, or any other Person (a "Tax Affiliate") which files consolidated, combined, or similar returns of Taxes which include (or are required to include) any Acquired Company, and no deficiency, assessment or other claim for any Taxes has been asserted or made against any Acquired Company, or any Tax Affiliate that has not been fully paid or otherwise resolved. No issue has been raised to any Acquired Company, or any Tax Affiliate by any taxing authority in connection with an audit or examination of any return of Taxes that has not been resolved. None of the Acquired Companies nor any Tax Affiliate has received any reports or other written assertions by agents of any taxing authority of any deficiencies or other liabilities for Taxes which have not been paid or otherwise resolved with respect to periods for which the limitations period has not run. None of the Acquired Companies, nor any Tax Affiliate currently is the beneficiary of any extension of time within which to file any return of Taxes. No claim has been made by an authority in a jurisdiction where any Acquired Company, or a Tax Affiliate does not file returns of Taxes that is or may be subject to taxation by that jurisdiction. None of the Acquired Companies nor any Tax Affiliate has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (c) All Taxes which any Acquired Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

                  (d) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments including income, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, estimated, sales, use and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto, whether or not disputed.



         2.11. PATENTS, TRADEMARKS, TRADE NAMES, ETC.

         Each Acquired Company owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property (as defined below) necessary for the operation of its business as presently conducted. None of the Acquired Companies has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party (including any claims that either Acquired Company must license or refrain from using any Intellectual Property rights of a third party). To Sellers' Knowledge, none of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and, to Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of either Acquired Company. With respect to each item of Intellectual Property owned by any Acquired Company, such Acquired Company possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that any Acquired Company is licensed or authorized to use, the license, sublicense, agreement or permission covering such item (i) is legal, valid, binding, enforceable and in full force and effect and will not be affected by consummation of the transactions contemplated hereby, and (ii) has not been breached by any party thereto. "Intellectual Property" means all U.S. and foreign patents, patent applications, inventions, trade secrets, know-how, registered or unregistered trademarks, trade names, service marks (including the associated goodwill) and copyrights.

         2.12. LABOR MATTERS.

         Except as set forth on Schedule 2.12, none of the Acquired Companies is a party to or subject to any labor union or collective bargaining agreement. Each Acquired Company is in compliance in all material respects with all agreements set forth on Schedule 2.12 and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and none is engaged in any unfair labor practice. There is not actually pending or threatened against any Acquired Company (i) any labor strike, slowdown or work stoppage or (ii) any material grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or
(iii) any unfair labor practice complaint against any Acquired Company before the National Labor Relations Board. Since January 1, 1995, (x) no representation petition respecting the employees of either Acquired Company has been filed with the National Labor Relations Board of which any Acquired Company or either Seller has notice, and (y) none of the Acquired Companies has experienced any primary work stoppage or labor strike involving its employees.


         2.13. ABSENCE OF CERTAIN COMMERCIAL PRACTICES.

         None of the Acquired Companies has, and to Sellers' Knowledge, no director, officer, agent, employee or other person acting on behalf of any Acquired Company has, in violation of federal or state law: (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder any Acquired Company or assist in connection with any proposed transaction, or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. None of the Acquired Companies has, and to Sellers' Knowledge, no director, officer, agent, employee or other person acting on behalf of any Acquired Company has, with respect to any Acquired Company, accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures.

         2.14. ERISA; BENEFIT PLANS.

         (a) Schedule 2.14(a) contains a true and complete list of all employment-related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, stock bonus, defined contribution, supplemental executive retirement, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, disability, life insurance, long term care, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which any Acquired Company or any entity that, together with any Acquired Company, would be treated as a single employer under Code Section 414(b), (c) or (m) ("ERISA Affiliate") maintains or has maintained, or under which any Acquired Company has or had any obligations with respect to any employee of any Acquired Company, now or at any time during the five year period ending on the Closing Date (the "Plans").

         (b) Except as set forth in Schedule 2.14(b), (1) none of the Acquired Companies has any unfunded liabilities in connection with any of the Plans; (2) all contributions, premium payments and other payments due from any Acquired Company to or under such Plans have been paid in a timely manner; and (3) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

         (c) Except as set forth in Schedule 2.14(c), none of the Acquired Companies or ERISA Affiliates have made any commitment or taken any action to adopt or establish any additional Plans or to materially increase the benefits under any of the Plans.

         (d) Except as set forth in Schedule 2.14(d), with respect to each of the Plans:

                  (i) each Plan has been established, maintained, funded, operated and administered in all material respects in substantial compliance with its governing documents, and all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), other applicable law, and all regulations thereunder;

                  (ii) all disclosures to employees and all government filings and other reports relating to each such Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

                  (iii) for each of the Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and the Acquired Company or the ERISA Affiliate sponsoring such Plans have obtained favorable determination letters from the IRS to such effect;

                  (iv) no such determination letter has been revoked by the IRS, nor has the IRS given any written notice to any Acquired Company or any ERISA Affiliate that it intends to revoke any such determination letter;

                  (v) no reportable event within the meaning of Section 4043 of ERISA, or non-exempt prohibited transaction within the meaning of
         Section 406 of ERISA, has occurred with respect to the Plans and no excise tax has been imposed pursuant to Section 4975 of the Code in respect thereof;

                  (vi) except with respect to income taxes on benefits paid or provided, no income, excise (including those under Code Sections 4975, 4976, 4980B and 4980D), or other tax or penalty (federal or state) has been waived or excused or has been paid or is owed by any person (including by not limited to any Plan, any Plan fiduciary, the Acquired Companies and any ERISA Affiliate) with respect to the operations of, or any transactions with respect to, any Plan and no action has been taken, nor has there been any failure to act, that would subject any person or entity to any liability to tax or penalty in connection with any Plan (including but not limited to any tax or penalty for the failure to withhold income taxes in connection with fringe benefits);

                  (vii) there are no pending, threatened or anticipated claims, other than ordinary claims for benefits, involving any of the Plans, including but not limited to litigation or arbitration claims by participants or beneficiaries, complaints filed by government agencies, claims with respect to any bond or any fiduciary liability or other similar insurance with regard to actions of any person in connection with the Plans, or notice of any such claim to any insurer under such bond or policy with regard to the Plans; and

                  (viii) no fiduciary of any of the Plans has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any of the Plans.

         (e) The Sellers have provided or will provide promptly to the Purchaser copies of all the written Plans listed on Schedule 2.14(a) and all related current and prior material documentation, including but not limited to: plan documents and all amendments thereto, summary plan descriptions, collective bargaining agreements that require the provision of employee benefits, trust agreements, insurance contracts, evidence of any other funding medium related to any of the Plans, trustee reports, custodial reports, insurance contracts fidelity bonds, and fiduciary liability policies and applications for such coverages, investment manager and investment advisory contracts, third party administration agreements, loan agreements, actuarial reports and valuations, administrative rules or guidelines, audited or unaudited financial reports or statements, asset valuation reports, liability valuation reports, agreements concerning plan mergers and/or plan to plan transfers of assets and liabilities, IRS Form 5500s, IRS determination letters and/or private letter rulings and advisory opinion from either the DOL or PBGC sought by any of the Plans. For purposes of this subsection, "prior" means at least the three plan years preceding the Closing Date.

         (f) With respect to each of the Plans, the Sellers will deliver promptly to the Purchaser true and complete copies of the participant and beneficiary records for the Plans which accurately state the history of each participant and beneficiary in connection with the Plans and which accurately state the benefits earned and/or owed to each person under the Plans.

         (g) Except as set forth in Schedule 2.14(g) of this Agreement, neither the Acquired Companies nor any ERISA Affiliates are contributing employers to any multiemployer plan.

         (h) Except as set forth in Schedule 2.14(h), none of the Plans provide, or has any obligation or commitment to provide, health benefits to any current or former employee of any Acquired Company or any dependent of any such employee beyond such employee's retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

         (i) No amount payable under the Plans is likely to fail to be deductible for federal income tax purposes by virtue of ss.280G of the Code.

         (j) Except as set forth in Schedule 2.14(j), the Plans that are subject to COBRA continuation coverage and the Health Insurance Portability and Accountability Act ("HIPAA") have been maintained in compliance with COBRA and HIPAA requirements, including all notice and certification requirements.

         2.15 EMPLOYEE COMPENSATION. Schedule 2.15 sets forth (i) the name and total calendar year 2000 compensation (including bonuses, commissions, or incentive compensation) of each employee whose aggregate compensation for federal income tax purposes during calendar year 2000 exceeded $125,000, and
(ii) the employee benefits provided to each such employee during calendar year 2000.

         2.16 COMPLIANCE WITH LAW. The operations of each Acquired Company have been conducted in accordance with all applicable laws, regulations and other requirements of all governmental authorities, whether federal, state, local or foreign, having jurisdiction over them. None of the Acquired Companies has received any notification of any asserted present or past failure to comply with any such laws, rules, regulations or requirements.

         2.17 ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 2.17, since December 31, 2000, each Acquired Company has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, there has not been (a) any change by any Acquired Company, or by Noble or either Seller (to the extent relating to any Acquired Company) in its accounting methods, principles or practices, (b) any revaluation by any Acquired Company of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable), (c) any declaration or setting aside or payment of any dividend or distribution in respect of any shares of any Acquired Company's capital stock or any redemption, purchase or other acquisition of any of any Acquired Company's securities, (d) any incurrence of indebtedness for borrowed money, except pursuant to previously established revolving lines of credit of Noble, (e) any granting of a mortgage or pledge on any properties or assets of any Acquired Company or subjecting of such property or assets to any Lien (except Liens for current property taxes not yet due and payable), (f) any damage, destruction or casualty loss which has had or could reasonably be expected to have a material adverse effect on the business, properties condition (financial or otherwise) or results of operation of any Acquired Company, (g) any material modification, material amendment or termination of any material contract or (h) any information, fact or circumstance that has come to the attention of Noble, either Seller, or any Acquired Company that could lead any of them to believe that the reserves for the accounts receivable set forth on the Financial Statements are inadequate. In addition, since December 31, 2000, there have not been any extraordinary losses or waivers of rights of material value by or with regard to any Acquired Company, whether or not in the ordinary course of business or consistent with past practices.

         2.18 CORPORATE RECORDS. The Sellers have previously furnished to the Purchaser true, correct and complete copies of the Articles of Incorporation or Certificate of Incorporation and Bylaws of each of the Acquired Companies, of Noble and of each Seller as amended through the date of this Agreement. The Sellers have made available for review by the Purchaser true, correct and complete copies of the corporate minute books and stock records for each Acquired Company.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers that the following representations and warranties are true and correct.

         3.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Michigan. The Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a Minority Business Enterprise as defined and certified by the Michigan Minority Business Development Council ("MMBDC").

         3.2 AUTHORITY; NO VIOLATION OR CONSENT.

                  (a) Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the terms of this Agreement do not and will not:

                           (i) conflict with or result in any breach of any
provision of the Purchaser's Articles of Incorporation or Bylaws or the terms of any agreement or other instrument to which the Purchaser is a party or by which it or any of its property may be bound other than the Security Agreement (All Assets), dated as of September 15, 1998, executed by the Purchaser in favor of Comerica Bank (the "Comerica Agreement");

                           (ii) conflict with, result in a breach of any
provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which the Purchaser is a party or to which the Purchaser or any of its property is subject other than the Comerica Agreement;

                           (iii) violate or conflict with any law, ordinance,
code, rule, regulation, decree, order or ruling of any court or governmental authority, to which the Purchaser or any of the Purchaser's assets is subject;

                           (iv) require, to the Purchaser's knowledge, any
authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, including MMBDC; or

                           (v) require any consent of any Person, other than
Comerica Bank (which the Purchaser represents and warrants has been obtained) including MMBDC to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated by this Agreement or to the operation of the Purchaser's business after the Closing Date substantially as operated prior thereto.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

         4.1 FURNISHING INFORMATION; ANNOUNCEMENTS. Each Party will, as soon as practicable after reasonable request therefor, furnish to the other Parties all the information concerning the Parties required for inclusion in any statement or application made to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. No Party may issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement, without the prior consent of the other Parties, except as, in the reasonable judgment of the Party determining to issue such press release or make such public statement, is otherwise required by law or by any stock exchange or automated quotation system on which the shares of the Party are listed, and then only upon prompt prior notice to the other Party at least forty-eight hours prior to making any such press release or public announcement.

         4.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts, at its own expense, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary to carry out or perform a Party's obligations under this Agreement, such Party may take, at its own expense, such necessary action.

         4.3 TAX MATTERS.

         (a) TAX SHARING AGREEMENTS. Any tax sharing agreements between either Acquired Company and any Tax Affiliate will be terminated as of the Effective Date and will have no further effect for any year (whether the current year, a future year, or a past year).

         (b) RETURNS FOR PERIODS THROUGH THE EFFECTIVE DATE. Technologies and Processing will include the income of NMF and Midwest, respectively (including any deferred income required to be included in income by Treas. Reg. ss. 1.1502-13 and former Treas. Reg. ss. 1.1502-19) on Sellers' consolidated, combined, or similar returns of Taxes, as applicable, for all periods through the Effective Date and pay any Taxes attributable to such income. NMF and Midwest will furnish Tax information to Technologies and Processing, respectively, for inclusion in the Tax returns of Sellers, as applicable, for the period including the Closing Date in accordance with the past customs and practices of NMF and Midwest. Neither Seller will take a position on such returns that relate to any Acquired Company that would adversely affect any Acquired Company after the Closing Date. The income of the Acquired Companies will be apportioned to the period up to and including the Closing

Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date, or by such other methodology as is permissible and agreed upon by Sellers and Purchaser.

         (c) AUDITS. Neither Seller will settle any audit in a manner which would adversely affect any Acquired Company after the Closing Date without the prior written consent of Purchaser.

         (d) CARRYBACKS. The applicable Seller will immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-Closing tax attribute of any Acquired Company into that Seller's consolidated, combined or similar Tax return. Further, that Seller will cooperate with any Acquired Company in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims.

         (e) RETENTION OF TAX ATTRIBUTES. Without the prior written consent of Purchaser, neither Seller will make any election to retain any net operating loss carryovers, capital loss carryovers or other tax attributes of any Acquired Company. Moreover, Sellers will take any actions reasonably requested by Purchaser to ensure that any such tax attributes will be available to the maximum extent possible to the Acquired Companies after the Closing Date.

         4.4 EMPLOYEE BENEFIT MATTERS.

         (a) The Sellers agree to permit employees of the Acquired Companies to continue to participate in the Sellers' medical benefit programs until the Purchaser establishes medical benefit programs for the employees of the Acquired Companies. The Sellers and Noble will take, and the Purchaser will cause the Acquired Companies to take, the appropriate corporate action to accomplish this, including completing the necessary amendments to the medical benefit programs and corporate resolutions. The Purchaser will reimburse the Sellers, in the same manner as the subsidiaries of the Sellers that participate in the Sellers' medical benefit programs, for the reasonable premiums and administrative costs associated with maintaining the employees of the Acquired Companies in the Sellers' medical benefit programs.

         (b) The Sellers agree to permit employees of the Acquired Companies to continue to participate in the Noble International, Ltd. Employees' 401(k) Plan until the Purchaser establishes 401(k) benefits for the employees of the Acquired Companies. The Sellers and Noble will take, and the Purchaser will cause the Acquired Companies to take, the appropriate corporate action to accomplish this, including completing the necessary amendments to the Noble International, Ltd. Employees' 401(k) Plan and corporate resolutions.

         (c) The Sellers agrees to permit employees of the Acquired Companies to continue to participate in the Sellers' other benefit programs until the Purchaser establishes such benefit programs for the employees of the Acquired Companies or until the Purchaser otherwise notifies the

Sellers of its intent to discontinue offering such benefit programs to the employees of the Acquired Companies. The Sellers and Noble will take, and the Purchaser will cause the Acquired Companies to take, the appropriate corporate action to accomplish this, including completing the necessary amendments to such other benefit programs and corporate resolutions. The Purchaser will reimburse the Sellers, in the same manner as the subsidiaries of the Sellers that participate in such other benefit programs, for the reasonable premiums and administrative costs associated with maintaining the employees of the Acquired Companies in such other benefit programs.

         4.5 UPP PROPERTY. The Parties acknowledge that as of the Closing Date, certain property of Utilase Production Process, Inc., a Michigan corporation, ("UPP"), all of which property is listed on Schedule 4.5 hereto (the "UPP Property"), is located at the Clinton Township, Michigan, facility of NMF. The Parties agree that the UPP Property shall remain owned by UPP following the Closing. The Sellers shall cause UPP to remove the UPP Property from the Clinton Township facility at UPP's expense promptly after the Closing. The Sellers shall indemnify and hold harmless the Purchaser against all costs and expenses arising out of, based upon or resulting from any damage to the Clinton Township facility, or any assets of NMF or any third party located therein, in connection with the removal of the UPP Property from the Clinton Township facility.




                                    ARTICLE V
                                 INDEMNIFICATION

         5.1. INDEMNIFICATION. The Parties will indemnify each other as set forth below.

                  (a) The Sellers will indemnify and hold harmless the Purchaser, the Acquired Companies and their shareholders, officers, directors, employees, representatives, and agents, from and against any and all Losses, as defined in this section, arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in this Agreement which, for purposes of this Article V, will be determined without regard to any matters disclosed in Schedules _________ [we intend to list Schedules which contain exception items] 2.7(A), 2.7(H)(2) AND 2.14(D) to this Agreement, (ii) any breach or nonfulfillment by either Seller of any of its covenants, agreements or other obligations contained in this Agreement, and (iii) regardless of whether
(i) or (ii) applies, any liability (including any liability of the Acquired Companies pursuant to the Leases (as defined in the Investment Agreement) and any contingent or unknown liability) arising out of, based upon or resulting from any matter in existence or any event occurring prior to the Closing, except as disclosed or reserved against in the Financial Statements.

                  (b) The Purchaser will indemnify and hold harmless, each Seller and its shareholders, officers, directors, employees, representatives, and agents, from and against any and all Losses arising out of, based upon or resulting from (i) any breach of any representation or warranty of the Purchaser contained in this Agreement, and (ii) any breach or nonfulfillment by the Purchaser of any of its covenants, agreements or other obligations contained in this Agreement.

                  (c) For purposes of this Section 5.1, "Losses" shall mean and include damages, liabilities and claims, costs and expenses, and, to the extent that the person that is obligated to provide such indemnification (an "Indemnifying Party") maintains or has maintained liability insurance and such coverage is applicable to the person entitled to indemnification (an "Indemnified Party"), insurance benefits paid to or for the benefit or protection of the Indemnified Party. Losses shall include, without limitation, all reasonable fees, costs and expenses related thereto, including, without limitation, any and all of the Indemnified Party's Legal Expenses. As used herein, "Legal Expenses" shall mean the fees (including attorney's fees), costs and expenses reasonably incurred by the Indemnified Party in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim, prior to assumption of control of the defense of such claim by the Indemnifying Party.

                  (d) Promptly after receipt of notice of the commencement of any action or claim by a third party in respect of which the Indemnified Party may seek indemnification hereunder, the Indemnified Party shall promptly notify each Indemnifying Party. The Indemnifying Party shall be entitled to control the defense of such action; provided, however, that:

                           (i) the Indemnified Party shall be entitled to
                  participate in the defense of such action or claim and to employ counsel at its own expense to assist in the handling of such action or claim;

                           (ii) the Indemnifying Party shall obtain the prior
                  written approval of the Indemnified Party before entering into any settlement of such action or claim unless the settlement provides only for the payment of money damages (in which case approval is not needed), or ceasing to defend against such action or claim (with such approval not to be unreasonably withheld);

                           (iii) no Indemnifying Party shall consent to the
                  entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such action or claim; and

                           (iv) the Indemnifying Party shall not be entitled to
                  control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any action or claim to the extent the claim seeks an injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, would materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action or claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such action or claim as provided in this Section 5.1(d), the Indemnified Party shall have the right to defend such action or claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 5.1. The reimbursement of fees, costs and expenses required by this Section 5.1 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

         (e) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 5.1, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the actions or claims to which such indemnification relates.

         (f) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all Taxes and, to the extent that the Indemnifying Party maintains or has maintained liability insurance and such coverage is applicable to the Indemnified Party, insurance benefits actually received by the party to be indemnified or reimbursed. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of the Indemnified Party's liability insurance or other right to indemnification or contribution from any third person, the Indemnified Party expressly agrees that it will, at the cost and expense of the Indemnifying Party, promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party agrees to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier and third party indemnitor or contributor.

         5.2 SURVIVAL. Except as otherwise set forth in this Agreement, the representations, warranties, covenants and agreements contained in this Agreement will survive the Closing and will be deemed to have been relied upon and will not be affected in any respect by the Closing.

         5.3 GUARANTY. Noble guarantees the obligations of each Seller under this Agreement (the "Sellers Obligations," which shall include any modifications thereof made in accordance with the terms of this Agreement). Noble agrees that, upon breach or default of any of the Seller

Obligations, and after giving ten (10) days' written notice, the Purchaser and its successors and assigns may enforce the Sellers Obligations against Noble as though Noble were the Sellers.

         5.4 BASKETS.

         (a) Noble and the Sellers, collectively, shall have no liability for indemnification with respect to the matters described in this Article V unless and until, and only to the extent that, the aggregate amount of all Losses for which indemnification is sought from Noble and the Sellers exceeds $500,000 (the "Indemnity Threshold"); provided, however, that the Indemnity Threshold shall not apply to Losses incurred solely in connection with breaches of the representations and warranties set forth in Sections 2.1 and 2.2.

         (b) Purchaser shall have no liability for indemnification with respect to the matters described in this Article V unless and until, and only to the extent that, the aggregate amount of all Losses for which indemnification is sought from Purchaser exceeds the Indemnity Threshold; provided, however, that the Indemnity Threshold shall not apply to Losses incurred solely in connection with breaches of the representations and warranties set forth in Sections 3.1 and 3.2.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 NOTICES. All notices or other communications required or permitted under this Agreement must be given pursuant to the Notices provision of the Investment Agreement.

         6.2 ASSIGNMENT. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and the provisions of Article V of this Agreement will inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any of the Parties without the prior written consent of the other parties.

         6.3 COUNTERPARTS. This Agreement may be executed with counterpart signature pages or in two or more counterparts (including facsimile transmissions of such signature pages), all of which will be considered one and the same agreement and each of which will be deemed an original.

         6.4 GOVERNING LAW. This Agreement will be governed by the laws of the United States and the State of Michigan (regardless of the laws that might be applicable under principles of conflicts or choice of law) as to all matters including matters of validity, construction, effect and performance.

         6.5 THIRD PARTIES. Nothing in this Agreement may be deemed to be for the benefit of, or enforceable by or on behalf of any Party, including any employee or former employee of NMF or Midwest, any dependent or beneficiary of any such employee, any labor union or other organization, any obligee, owner or holder of any obligation or liability, other than the Parties and the Indemnified Parties.

         6.6 EXPENSES. Each Party will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of any attorneys, financial advisors and others), whether or not such transactions are consummated.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         The Parties executed this Stock Purchase Agreement as of the day and year first above written.


                                      NOBLE TECHNOLOGIES, INC.


                                      By:      /s/ Michael C. Abar
                                               ---------------------------------
                                      Name:    Michael C. Abar
                                      Title:   Vice President and Secretary



                                      NOBLE METAL PROCESSING, INC.


                                      By:      /s/ Michael C. Abar
                                               ---------------------------------
                                      Name:    Michael C. Abar
                                      Title:   Vice President and Secretary



                                      NOBLE INTERNATIONAL, LTD.


                                      By:      /s/ Michael C. Abar
                                               ---------------------------------
                                      Name:    Michael C. Abar
                                      Title:   Vice President and Secretary



                                      S.E.T. STEEL, INC.


                                      By:      /s/ Sid E. Taylor
                                               ---------------------------------
                                      Name:    Sid E. Taylor
                                      Title:   President